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                          June 24, 2022

       Nathan O'Konek
       Executive VP and General Counsel
       Redwire Corporation
       8226 Philips Highway, Suite 101
       Jacksonville, Florida 32256

                                                        Re: Redwire Corporation
                                                            Form S-1
                                                            File No. 333-265643
                                                            Filed June 16, 2022

       Dear Mr. O'Konek:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing